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                                                                   EXHIBIT 3.21


Prescribed by:                              Charter #
SHERROD BROWN                                         -------------------------
Secretary of State                          Approved by      B.G.D.
                                                        -----------------------
                                            Date             8/6/84
                                                 ------------------------------
                                            Fee              85.00
                                                 ------------------------------


                            CERTIFICATE OF AMENDMENT
                               (BY SHAREHOLDERS)
                      TO THE ARTICLES OF INCORPORATION OF
                       DEFIANCE PRECISION PRODUCTS, INC.

         JAMES W. GILLIS who is President and MICHAEL D. SHEA who is Secretary of the above named Ohio Corporation for profit with its principal location at 733 Perry Street, Defiance, Ohio 43512, do hereby certify that:

         An action by all of the shareholders was taken without meeting in accordance with Ohio Revised Code Section 1701.54 wherein the following Resolution was adopted to amend the Articles:

     RESOLVED, that the Articles of Incorporation are hereby amended to read as follows:

         FIRST: The name of the Corporation shall be DEFIANCE PRECISION PRODUCTS, INC.

         SECOND: The location of its principal office is in the City of Defiance, Defiance County, Ohio.

         THIRD: The purpose for which it is formed is to engage in any lawful act or activity for which corporations may be formed under
                 Section 1701.01 to 1701.98, inclusive, of the Ohio Revised
                 Code.

         FOURTH: The maximum number of shares of all classes which the Corporation is authorized to have outstanding is one thousand five hundred (1,500) shares, consisting of one thousand (1,000) common shares with par value of One ($1.00) Dollar per share and five hundred (500) preferred shares with a par value of One Thousand ($1,000.00) Dollars each.

                 The express terms and provisions of the shares of each of said classes, including the powers, preferences, and rights thereof and the relevant, participating, optional or other special rights or privileges of, and the qualifications, limitations or restrictions on, the rights of the holders of the shares of each class, are as follows:

                                PREFERRED STOCK

                 (a) The holders of the preferred shares shall not be entitled to receive any dividends.

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                 (b) Upon any dissolution, liquidation, or winding up of the
                 Corporation, the holders of preferred shares shall be entitled to receive, before any payment shall be made to the holders of common shares, the sum of One Thousand ($1,000.00) Dollars per share. The consolidation or merger of the Corporation at any time, or from time to time, with any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be construed as a dissolution, liquidation, or winding up of the Corporation within the meaning hereof.

                 After payment of the full preferential amounts aforesaid, the holders of preferred shares shall not be entitled to any further participation in any distribution of the assets or funds of the Corporation, and the remaining assets and funds of the Corporation shall be divided and distributed among the holders of the common shares then outstanding according to their respective interests.

                 (c) Twenty (20%) percent of the outstanding preferred shares shall be redeemed by the Corporation during the sixth (6th) year after date of issue; the Corporation shall annually thereafter retire twenty (20%) percent of the then outstanding preferred shares until all of the preferred shares are retired. The date of redemption, as stated herein, shall be set by the Board of Directors, upon not less ten (10) days prior written notice to the holders of record of the preferred shares to be redeemed, at One Thousand ($1,000.00) Dollars per share. If such notice is given by mail, it shall be deemed received by the shareholder from whom redemption is to be made when deposited by the Corporation in the mail, registered, postage prepaid, addressed to the last known address of such shareholder. If less than all of the outstanding preferred shares are to be redeemed, the redemption may be made either by lot or prorata or by such other method as the Board of Directors in its discretion may determine, including, without limitation of the foregoing, the right to designate which shareholder shall be required to surrender any part or all of the preferred shares owned by him. If such notice of redemption shall have been duly given and if, on or before the redemption date specified in such notice, all funds necessary for such redemption shall have been set aside so as to be available therefor, then notwithstanding that any certificate for shares so called for redemption shall not been surrendered for cancellation, all rights with respect to such preferred shares shall forthwith on such redemption date cease and terminate, except only the right of the holders



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                 thereof to receive the amount payable upon redemption thereof, but without interest.

                 (d) Except as herein otherwise expressly provided, or as otherwise provided by the laws of the State of Ohio, the holders of common shares shall exclusively possess all of the voting power of the Corporation for the election of directors and for all other purposes and the holders of the preferred shares shall have no voting power and no holder thereof shall be entitled to receive notice of any meetings of shareholders.

                                       COMMON STOCK

                 (a) Subject to the preferences, qualifications, limitations, voting rights, and restrictions with respect to the preferred shares of the Corporation as set forth in these Articles, the holders of the shares of common stock shall possess all rights appertaining to authorized shares of the Corporation.

         IN WITNESS WHEREOF, the above named officers, acting for and on behalf of the corporation, have subscribed their names this 20th dad of July, 1984.




                                       /s/ James W. Gillis
                                       _________________________________________
                                       JAMES W. GILLIS, President




                                       /s/ Michael D. Shea
                                       _________________________________________
                                       MICHAEL D. SHEA, Secretary








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